Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated March 2, 2015, (the “Effective Date”) by and between Genesis Administrative Services, LLC, a Delaware limited liability company (the “Company”), and Paul Bach (“Executive”).

WITNESSETH

WHEREAS, prior to the Effective Date, the Executive was employed by the Company pursuant to an Amended and Restated Employment Agreement effective as of April 1, 2011, as amended (the “Current Employment Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Offer and Acceptance of Employment. The Company hereby agrees to continue to employ Executive as Executive Vice President and Executive's principal place of business shall be located at 600S Broad Street Kennett Square PA, 19348; provided that from time to time, Executive will travel to the Company’s (or its subsidiaries’ or affiliates’) other offices or locations, as may be necessary, appropriate or convenient to perform Executive’s duties.  Executive accepts such employment and agrees to perform the customary responsibilities of such position during the term of this Agreement. Executive will perform such other duties as may from time to time be reasonably assigned to Executive by the Chief Executive Officer of the Company or his designee (the “CEO”), provided such duties are consistent with and do not interfere with the performance of the duties described herein and are of a type customarily performed by persons of similar title with similar companies. Nothing in this Agreement shall preclude Executive from serving as a director, trustee, officer of, or partner in, any other firm, trust, corporation or partnership or from pursuing personal investments, as long as such activities do not interfere with Executive's performance of Executive's duties hereunder or violate the terms of Section 6 hereof. For purposes of this Agreement, a transfer of the Executive’s employment among the Company, its subsidiaries or its affiliates, or to any businesses operated by them (all such entities together, “Company Group”) shall not be deemed to be a termination of the Executive’s employment, and the entity to which Executive’s employment is transferred shall thereafter be deemed to be the Company for purposes of this Agreement. Executive further agrees to serve as an officer of Genesis Healthcare, Inc. and any other member of the Company Group.

2. Period of Employment.

(a)Period of Employment. The period of Executive's employment under this Agreement shall commence  on the Effective Date and shall, unless sooner terminated pursuant to Section 4, terminate on the second anniversary of the Effective Date (such period, as extended from time to time, herein referred to as the "Term"). Subject to Section 2(b), and if the Term has not been terminated pursuant to Section 4, on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter (each such anniversary, an "Automatic Extension Date") the Term shall be extended for an additional period of one year, except as otherwise provided in Section 2(b).

(b) Termination of Automatic Extension by Notice. The Company or Executive may elect to terminate the automatic extension of the Term set forth in Section 2(a) ("Automatic Extension") by giving written notice of such election. Any notice given hereunder must be given not less than 90 days prior to the second anniversary of this Agreement or not less than 90 days prior to the applicable Automatic Extension Date.

3.Compensation and Benefits.

(a) Base Salary. As long as Executive remains an employee of the Company, Executive will be paid a base salary of $379,569.01 which shall continue at this rate, subject to adjustment as hereinafter provided. Executive's base salary shall be reviewed periodically and the Company may increase such base salary, by an amount, if any, that the Company determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described below, is referred to herein as "Base Salary". Executive's Base Salary, as in effect from time to time, may not be reduced by the Company without Executive's consent, provided that the Base Salary payable under this paragraph shall be reduced to the extent Executive elects to defer or reduce such salary under the terms of any deferred compensation or savings plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay Executive the portion of Executive's Base Salary not deferred in accordance with its customary periodic payroll practices.

(b) Incentive Compensation.  Executive shall be eligible to participate in short-term and long-term incentive plans (including any equity incentive plan) sponsored by the Company or its affiliates after the Effective Date on terms and conditions similar to those applicable to other senior executive officers of the Company generally, but at a level generally consistent with Executive's position with the Company and the Company's then current policies and practices.

(c)Benefits, Perquisites and Expenses.

(1) Benefits. During the Term, Executive shall be eligible to participate in (1) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (2) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. With respect to the pension or retirement benefits payable to Executive, Executive's service credited for purposes of determining Executive's benefits and vesting shall be determined in accordance with the terms of the applicable plan or program. Nothing in this Section 3(c), in and of itself, shall be construed to limit the ability of the Company to amend or terminate any particular plan, program or arrangement.

(2) Vacation. During the Term, Executive shall be entitled to the number of paid vacation days in each year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any year. Executive shall also be entitled to all paid holidays given by the Company to its senior officers. Except as required by law, vacation days which are not used during any calendar year may not be accrued, nor shall Executive be entitled to compensation for unused vacation days, during the Term or upon termination of employment.

(3) Perquisites. During the Term, Executive shall be entitled to receive such perquisites (e.g., fringe benefits) as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(4) Business Expenses. During the Term, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and if in accordance with the generally applicable written reimbursement or business expense policies and practices of the Company in effect from time to time.  Any such expense reimbursement will be made within thirty (30) days following Executive’s proper submission to the Company of any required documentation, but in no event later than the last day of the calendar year following the calendar year in which the reimbursable expense was incurred.

4.Employment Termination.

The Term of employment under this Agreement may be earlier terminated only as follows:

(a)Cause. The Company shall have the right to terminate Executive's employment for Cause. For purposes hereof, a termination by the Company for "Cause" shall mean termination by action of the CEO upon at least 15 days prior written notice to Executive specifying the particulars of the action or inaction alleged to constitute "Cause" because of (1) Executive's conviction of, or plea of guilty or nolo contendere to, any felony (whether or not involving the Company or any other member of the Company Group, as defined below) or any other crime involving moral turpitude which subjects, or if generally known, would subject, any member of the Company Group to public ridicule or embarrassment, (2) fraud or other willful misconduct by Executive in respect of Executive's obligations under this Agreement, or (3) Executive’s continued willful and intentional failure to substantially comply with the reasonable mandates of the CEO commensurate with his/her position after a written demand for substantial compliance is delivered to him/her by the CEO, which demand specifically identifies the mandate(s) with which the CEO believes he/she has not substantially complied, and which failure is not substantially corrected by him/her within 10 days after receipt of such demand.  Executive shall not be considered to have failed to substantially comply if (I) he/she fails to so comply by reason of total or partial incapacity due to physical or mental illness or (II) the requested action is illegal. For the avoidance of doubt, Executive shall not be subject to termination for Cause if Executive acts or refrains from acting:  (1) in reliance upon and in accordance with a resolution duly adopted by the Board of Directors of Genesis Healthcare, Inc. (the “Board”); (2) in reliance upon and in accordance with the advice of outside counsel to the Company; or (3) in the good faith reasonable belief that an action is in the best interests of the Company (or in the case of refraining from taking an action, that such action is not in the best interests of the Company), provided, however, that the Executive may not act or refrain from acting in reliance upon this Clause (3) where the CEO has issued a written demand specifically directing the Executive to take or refrain from taking a specified action.

(b) Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company may, at any time after at least 90 days prior written notice in accordance with Section 4(f) hereof to Executive, terminate Executive's employment hereunder without Cause.

(c) Death or Disability. If Executive dies, Executive's employment shall terminate as of the date of death. If Executive develops a disability, the Company may terminate Executive's employment for Disability. As used in this Agreement, the term "Disability" shall mean incapacity due to physical or mental illness which has caused Executive to be unable to perform the essential functions of Executive’s position with a reasonable accommodation with the Company on a full time basis for (1) a period of six consecutive months, or (2) for shorter periods aggregating more than six months in any twelve month period. During any period of Disability, Executive agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

(d)	Good Reason.

(1)Except as provided in Section 4(d)(2), Executive may terminate Executive's employment at any time during the Term of this Agreement for Good Reason upon not less than thirty (30) days’ prior written notice given within one hundred and twenty (120) days after the event purportedly giving rise to Executive’s right to elect; provided, however, that the Company has not cured or otherwise corrected such event prior to the expiration of such 30-day period. For purposes of this Agreement, "Good Reason" shall mean any of the following, without Executive's written consent:

(A)  the assignment to Executive by the Company of any duties materially adversely inconsistent with Executive's status with the Company or a substantial alteration in the nature or status of Executive's responsibilities from those in effect on the Effective Date, or a reduction in Executive's titles or offices as in effect on the Effective Date, or any removal of Executive from, or any failure to reelect Executive to, any of such positions, except in connection with the termination of Executive's employment for Disability or Cause or as a result of Executive's death or by Executive other than for Good Reason;

(B)  a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(C) Executive ceases to participate in long-term incentive plans (including any equity incentive plan) sponsored by the Company or its affiliates after the Effective Date, on terms and conditions similar to those applicable to other senior executive officers of the

Company generally, but at a level generally consistent with Executive's position with the Company and the Company's then current policies and practices;

(D)  any relocation of Executive's principal place of employment to a location more than forty-five (45) miles from Executive’s current residence to the proposed relocated principal place of employment; provided, however, that, if Executive currently resides more than forty-five (45) miles from the location set forth in Section 1 of this Agreement, any relocation of Executive's principal place of employment to a location more than ten (10) miles further than the distance from Executive’s current residence to the location set forth in Section 1 of this Agreement.

(e) Executive's Voluntary Termination. Notwithstanding anything to the contrary contained in this Agreement, Executive may, at any time after at least 90 days prior written notice in accordance with Section 4(g) hereof to the Company, terminate voluntarily Executive's employment hereunder.  Upon receiving such notice, the Company may relieve Executive of some or all of Executive’s duties at any time during the notice period without constituting “Good Reason” for termination.

(f) Expiration of Term. Executive’s employment with the Company and its subsidiaries shall cease automatically on the expiration of the Term if the Agreement is not renewed pursuant to Section 2(b) of this Agreement (“Termination by Non-Renewal”).

(g) Notice of Termination. Any termination, except for death, pursuant to this Section 4 shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(h) Date of Termination. "Date of Termination" shall mean (1) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to Executive (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such 30-day period), (2) if Executive's employment is terminated due to Executive's death, on the date of death; (3) if Executive's employment is terminated due to Executive's voluntary resignation pursuant to Section 4(e), the date specified in the notice given in accordance with said section; or (4) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination in accordance with this Agreement.

5.	Payments upon Termination.

(a) Termination Due to Death or Disability.  Upon Executive's death or the termination of Executive's employment by reason of the Disability of Executive, to the extent not theretofore paid or provided, (1) the Company shall pay to Executive's estate or Executive, as applicable, (A) Executive's full Base Salary and other accrued benefits earned up to the last day of the month of Executive's death or termination of employment by reason of Executive's Disability in a lump sum 30 days after the Date of Termination or as otherwise required by applicable law, (B) all deferred compensation of any kind (in accordance with the terms of the plan), including, without limitation, any amounts earned but not yet paid under any bonus plan in a lump sum 30 days after the Date of Termination, and (C) if any bonus, under any bonus plan of the Company, shall be payable in respect of the year in which Executive's death or termination of employment by reason of Executive's Disability occurs, such bonus(es) prorated up to the last day of the month of Executive's death or termination of employment by reason of Executive's Disability in a lump sum 30 days after the Date of Termination, and (2) all restricted stock, stock option and performance share awards made to Executive and outstanding as of the Date of Termination shall automatically become fully vested as of the Date of Termination.

(b) Termination for Cause and Resignation Without Good Reason. If Executive's employment shall be terminated for Cause or Executive resigns during the Term without Good Reason, the Company shall pay Executive, within 30 days after the Date of Termination or as otherwise required by applicable law (i) Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and (ii) all deferred compensation of any kind to which Executive is entitled on his Date of Termination in accordance with the terms of any deferred compensation agreement. The Company shall have no further obligations to Executive under this Agreement.

(c) Termination by Executive for Good Reason or by the Company for Reasons other than Cause, Disability or Death.

In the event (A) the Company terminates Executive's employment during the Term other than for Cause, death, or Disability (including if the Company terminates Executive’s employment by Non-Renewal); or (B) Executive resigns during the Term for Good Reason, then the Company will pay Executive (a) Executive's Average Base Salary (as defined below) and (b) Executive's Average Assumed Cash Incentive Compensation (as defined below), over the one-year periods following termination of employment.  Payments under this Section 5(c) for Executive’s Base Salary or Average Base Salary will be made in accordance with Section 3(a) of this Agreement as if they were Base Salary.  All stock options, stock awards and similar equity right, if any, granted to Executive and outstanding as of the Date of Termination shall vest and become exercisable immediately prior to the Date of Termination and shall remain exercisable for a period of ninety (90) days following the Date of Termination (or, if sooner, the end of the scheduled term).  "Executive's Average Base Salary" means Executive's Base Salary for the most recent two years (including the year in which the Date of Termination occurs) divided by two. "Executive's Average Assumed Cash Incentive Compensation" means all annual bonuses earned as incentive compensation including under the Company's annual performance bonus, but not including the value of any long-term incentive awards, in consideration of services for the two (2) most recent completed fiscal years prior to the Date of Termination, divided by two (2), or the average annual bonuses earned in such shorter number of fiscal years during which an annual bonus incentive program existed.

The payments under this Section 5(c) are subject to, and conditional upon, Executive executing a general release within 60 days after the Date of Termination of all statutory and common law claims relating to employment and termination from employment in the form attached hereto as Exhibit A (which release must also be signed by the Company and promptly provided to Executive) and such release becoming irrevocable during such 60-day period. Except as provided in the following paragraph with respect to benefit coverage during such 60-day period, if the 60-day period begins in one taxable year and ends in a second taxable year, no payments or benefits will commence until the second taxable year (and, in such event, the first such payment will include any amount that would, but for the requirement that the payment or benefit commence in the second year, have been paid in the first such taxable year.)

In the event (A) the Company terminates Executive's employment during the Term other than for Cause, death, or Disability (including if the Company terminates Executive’s employment by Non-Renewal); or (C) Executive resigns during the Term for Good Reason, the Company shall also maintain in full force and effect, for the continued benefit of Executive and Executive’s dependents for a period equal to two (2) years, all employee insurance benefit plans and programs to which Executive was entitled prior to the Date of Termination (including, without limitation, the health, dental, vision, life and other voluntary insurance programs, but specifically excluding any company paid disability plan or program provided by the Company) if Executive's continued participation is permissible under the general terms and provisions of such plans and programs and Executive continues to pay all applicable premiums. In the event that Executive's participation in any health, medical or life insurance plan or program is barred by the terms thereof or by law, including the 2010 health care reform law, the Company shall increase the payment above, by a lump sum amount equal to the premiums, if any, that would have been paid with respect to Executive by the Company during the two (2) year period described in the preceding sentence under the plans or programs in which Executive’s participation is barred..  Coverage shall be provided during the 60-day period following termination of employment whether or not a release (described above) has been executed, but will not continue beyond that time absent execution of, and failure to revoke, the required release.

Executive recognizes and accepts that the Company shall not, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation, incentive compensation payments, costs, attorney’s fees or other damages whatsoever arising from termination of Executive's employment, above and beyond those specifically provided for herein. Notwithstanding anything herein to the contrary, Executive shall maintain his/her rights under any Company sponsored qualified or nonqualified retirement plan.

6.Executive's Covenants.    Executive hereby acknowledges that this Agreement provides Executive with additional benefits that he/she did not have under his/her prior agreement.

(a) Nondisclosure. At all times during and after the term of this Agreement, Executive shall not disclose or reveal to any Unauthorized Person Confidential Information relating to the members of the Company Group. For purposes of this Section 6, Confidential Information is all information relating to the members of the Company Group that is not known by or readily available to the general public or which becomes known by or readily available to the general public as a result of any improper act or omission of Executive. Notwithstanding anything herein to the contrary, Executive may reveal information, as necessary, (i) pursuant to Executive’s conducting Company business during the Term or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, or as otherwise required by law.  For purposes of this Section 6, Unauthorized Person is any person or entity, within or without the Company, who does not need to know the Confidential Information in order to advance a legitimate business interest of the Company, unless the Company has a relationship or agreement with that person or entity such that the person or entity has an enforceable obligation to maintain the confidentiality of the Confidential Information; provided that nothing in this Section 6(a) shall prevent Executive from disclosing Confidential Information to any person within or without the Company as Executive reasonably believes necessary to facilitate the performance of Executive’s material duties and responsibilities as specified in Section 1.

(b) Non-Competition. During the Term hereof and for a period of one (1) year following Executive's termination of employment for any reason, Executive shall not, except with the Company's express prior written consent, directly or indirectly, in any capacity, for the benefit of any entity or person:

(1) Solicit any entity or person who is or during such period becomes a customer, supplier, salesman, agent or representative of any member of the Company Group, in any manner which interferes or might interfere with such entity or person's relationship with any member of the Company Group, or in an effort to obtain such entity or person as a customer, supplier, salesman, agent, or representative of any business in competition with any member of the Company Group  which conducts operations within 15 miles of any office or facility owned, leased or operated by any member of the Company Group or in any county, or similar political subdivision, in which any member of the Company Group conducts substantial business.

(2) Solicit the employment of any person who is, or was at any time during the three (3) months immediately prior to the termination of Executive’s employment, an employee, consultant, officer or director of any member of the Company Group (except for such employment by any member of the Company Group);

(3) Hire any person (whether as an employee, officer, director, agent, consultant or independent contractor) who is, or was at any time during the three (3) months prior to termination of Executive’s employment, an officer or managing director of the any member of the Company Group (except for such employment by any member of the Company Group);

(4) Establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent of the stock of a corporation whose shares are publicly traded), management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any entity or person in any business in competition with any member of the Company Group, if such entity or person has any office or facility at any location within 15 miles of any office or facility owned, leased or operated by any member of the Company Group or conducts substantial business in any county, or similar political subdivision, in which any member of the Company Group conducts substantial business, or act or conduct himself/herself in any manner which Executive would have reason to believe inimical or contrary to the best interests of the Company.

(c) If Executive’s employment is terminated in any manner, including non-renewal, other than by the Company with Cause or for Disability, or by the Executive without Good Reason, the time period for the restrictions in Section 6(b)(4) will be the same as the time period during which Executive is to continue to receive his or her Base Salary under this Agreement or, if the post-termination severance payments related to Base Salary is paid in a lump sum, the time period for the restrictions in Section 6(b)(4) will equal to the number of years of Base Salary payable to the Executive as severance (e.g., if  Executive is entitled to payments under Section 5(c), time period for the restrictions in Section 6(b)(4) will equal one year).

(d) Enforcement. Executive acknowledges that any breach by Executive of any of the covenants and agreements of this Section 6 ("Covenants") will result in irreparable injury to the Company for which money damages could not adequately compensate the Company, and therefore, in the event of any such breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and/or all other entities or persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other entity or person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.   For purposes of Section 8(d), the term “Company” shall include all affiliates and subsidiaries of the Company.

(e) Consideration. Executive expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company and, without the agreement of Executive to be bound by the Covenants, the Company would not have agreed to enter into this Agreement.

(f) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

7. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. The amounts payable to Executive under Section 5 hereof shall not be treated as damages but as severance compensation to which Executive is entitled by reason of termination of Executive's employment in the circumstances contemplated by this Agreement.

8. Duties Upon Termination.

(a) Return of Materials. Executive agrees that he/she will, upon termination of his/her employment with the Company for any reason whatsoever, deliver to the Company or where delivery of the documents is not feasible, such as electronic documents and records, destroy any and all records, forms, contracts, memoranda, work papers, lists of names or other customer data and any other articles or papers which have come into Executive’s possession by reason of his/her employment with the Company or which he/she holds for the Company, regardless of whether or not any of said items were prepared by Executive, and he/she shall not retain memoranda or copies of any of said items. Executive shall assign to the Company all rights to trade secrets and the products relating to the Company's business developed by Executive alone or in conjunction with others at any time alike employed by the Company. Notwithstanding anything herein to the contrary, Executive may retain this Agreement, any documents relating to this Agreement and any documents relating to Executive's compensation, benefits, retirement plans and deferred compensation plans, and Executive may retain copies of certain non-confidential materials, with the prior consent of the CEO.

(b) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive's employment for any reason, unless otherwise requested by the CEO, Executive shall immediately resign from all positions that he/she holds or has ever held with any member of the Company Group (and with any other entities with respect to which the Company has requested Executive to perform services). Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he/she shall be treated for all purposes as having so resigned upon termination of his/her employment, regardless of when or whether he/she executes any such documentation.

(c) Cooperation. For a period of two (2) years following the termination of Executive’s employment, Executive will respond to reasonable, limited inquiries from any member of the Company Group with respect to matters within Executive's knowledge. Executive need only respond to such inquiries by telephone or E-mail, and the amount of detail in such response and the promptness with which it is made will depend on, among other things, the other demands on Executive's time.

9. Miscellaneous.

(a)Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (1) delivered personally, (2) mailed by first class certified mail, return receipt requested, postage prepaid, or (3) sent by a nationally recognized express courier service, postage or delivery changes prepaid, with receipt, or (4) delivered by telecopy (with receipt, and with original delivered in accordance with any of (1), (2) or (3) above) to the parties at their respective addresses stated below or to such other addresses of which the parties may give notice in accordance with this Section.

To Executive at the Executive’s address in the Company’s records.

To the Company at:

Genesis Administrative Services, LLC

101 East State Street

Kennett Square PA 19348

Attention: Law Department

Attention: CEO

And with a copy to:

The Chairman of the Board at the address provided to the Executive by the Company from time to time

And with a copy to:

The Chairman of the Compensation Committee at the address provided to the Executive by the Company from time to time

(b) Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. Upon effectiveness of this Agreement, this Agreement supersedes all prior agreements (including but not limited to the Current Employment Agreement) and discussions between the Company and Executive regarding the same subject matter.

(c) Modification. Except for increases in compensation made as provided in section 3(a), this Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation any waiver, consent or approval, shall be effective unless recommended by the CEO and approved by the Board.

(d) Termination of Prior Employment Agreements. All prior employment agreements between Executive and the Company and/or any of its affiliates (and any of their predecessors) are hereby terminated as of the Effective Date.

(e) Assignability and Binding Effect. This Agreement (including the covenants set forth in Section 6) shall inure to the benefit of and shall be binding upon the Company and its successors (including successors to all or substantially all of the Company's assets) and permitted assigns and upon Executive and Executive's heirs, executors, legal representatives, successors and permitted assigns. This Agreement, including but not limited to the covenants contained in Section 6 above, may be assigned or otherwise transferred by the Company to any of its successors (including successors to all or substantially all of the Company's assets), subsidiaries or other affiliates and by such transferees to its subsidiaries or other affiliates, provided that, in any assignment or transfer the assignee or transferee agrees to be bound by the terms and conditions hereof. Upon assignment or transfer, the "Company" herein shall mean the buyer, assignee or transferee of this Agreement. This Agreement may not, however, be assigned by Executive to a third party, nor may Executive delegate his/her duties under this Agreement.

(f) Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

(h) Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.

(i) References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or penults.

(j) Governing Law and Venue. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein.  The parties consent to the authority and exclusive jurisdiction of the Court of Common Pleas for Chester County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania for purposes of any dispute related to this Agreement.

(k)Approval and Authorizations. The execution and the implementation of the terms and conditions of this Agreement have been fully authorized by the Board of Managers of the Company upon the recommendation of the CEO.

(l)Indulgences, Etc. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(m) Attorney’s Fees. In the event that Executive institutes any legal action to enforce Executive’s rights under, or to recover damages for breach of this Agreement, Executive, if

Executive is the prevailing party, shall be entitled to recover from the Company any reasonable expenses for attorney’s fees and disbursements incurred by Executive.

(n) Code Section 409A. This Agreement is intended to comply with Code Section 409A and Treasury Regulations thereunder (“409A”) and shall be administered and interpreted accordingly, including, without limitation, interpretation of “termination of employment” in a manner consistent with the definition of separation from service under 409A.  Any installment payments hereunder shall be treated as separate payments for purposes of 409A’s rules regarding treatment of installment payments as single versus separate payments.  Notwithstanding any other Section of this Agreement, any reimbursements hereunder (other than tax gross-up payments) shall be made by the end of the calendar year following the calendar year in which the related expense is incurred (or by such earlier date prescribed elsewhere in this Agreement).  Any expense reimbursements hereunder during a calendar year will not affect the amount of expenses eligible for reimbursement during any other calendar year.  The right to any expense reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  Notwithstanding any other Section of this Agreement, reimbursement of expenses incurred due to a tax audit or litigation and any tax-gross up payment shall be made by the end of the calendar year following the calendar year in which the related taxes are remitted to the applicable taxing authority, or where no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation (or by such earlier date prescribed elsewhere in this Agreement.)  In the event Executive is a specified employee of a public company on the Date of Termination then, to the extent required by 409A, payments hereunder shall be made or commence, as applicable, on the first day of the month following the six-month anniversary of the Date of Termination, with amounts that would have been paid during such six-month delay included in the first payment. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under 409A, if any payments are due under Section 5(c) with respect to a termination of employment which occurred during 2015, such payments shall be made under payment timing rules provided for substantially similar payments under the Current Employment Agreement.

(o) Indemnification. (i) The Company shall maintain in effect, during the Term and for a period of at least six (6) years following the Term, directors’ and officers’ liability insurance and fiduciary liability insurance covering Executive and his Legal Representatives (as defined below), with benefits and levels of coverage at least as favorable as that provided under the Company’s policies as of immediately following the Effective Date.  Such insurance shall be obtained from an insurance carrier with the same or better credit rating as the Company’s insurance carrier, with respect to such policies, as of immediately following the Effective Date. The Company shall indemnify Executive and Executive’s beneficiaries and successors (the “Legal Representatives”) to the fullest extent permitted by applicable law against all costs, charges, damages, amounts paid in settlement or expenses (including reasonable attorneys’ fees) whatsoever incurred or sustained by Executive or Executive’s Legal Representatives in connection with any threatened, pending or completed action, suit or proceeding to which Executive or Executive’s Legal Representatives may be made a party as a result of the entering into of this Agreement or the performance of services hereunder. This indemnification provision is in addition to, and is not in substitution for, any other indemnification rights that Executive might have under any insurance policy, the Company’s governance documents, or any other plan, policy or agreement which provides indemnification rights for Executive; provided, however, that any indemnity payments made pursuant to this Section (o) shall not be duplicative of payments made pursuant to any insurance policy, the Company’s governance documents, or any other plan, policy or agreement which provides indemnification rights for Executive.

(ii) Notice of Claim. Executive shall give to the Company notice of any claim made against him / her for which indemnification will or could be sought under this Section (o). In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive’s power, at such times and places as are convenient for Executive.

(iii)Defense of Claim. With respect to any claim under this Section (o) as to which Executive notifies the Company of the commencement thereof:

(A)The Company will be entitled to participate therein at its own expense; and

(B)To the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of any member of the Company Group.

(C)The Company shall not be liable to indemnify Executive under this Section (o) for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner without Executive’s written consent, which (i) would impose any penalty or limitation on Executive, or (ii) does not deny all liability and wrongdoing by Executive. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(iv) Timing of Payment. The Company shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by Executive or Executive’s Legal Representatives in connection with the investigation, defense, settlement or appeal of any action, suit or proceeding within thirty days of presentation to the Company of an itemized statement of such costs and expenses. The Company shall pay any damages or settlement amounts to the claiming party when such amounts are due and owing under any court order or settlement document. If the Company does not pay any amounts on a timely basis, Executive or his Legal Representatives may bring a claim for payment against the Company and the Company shall pay Executive’s or his Legal Representative’s costs and expenses (including reasonable attorneys’ fees) in connection with such claim.

(v) Survival. Notwithstanding anything contained herein to the contrary, the provisions of this Section (o) shall survive the termination of this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above mentioned, under seal, intending to be legally bound hereby.

Genesis Administrative Services, LLC

By:  /s/ George V. Hager, Jr.

Name:George V. Hager, Jr.

Title:Chief Executive Officer

EXECUTIVE:

/s/ Paul Bach

Paul Bach

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

FORM OF RELEASE AGREEMENT

This Release Agreement ("Release") is entered into as of this __ day of ___________, ___, hereinafter "Execution Date", by and between Paul Bach (hereinafter "Employee"), and Genesis Administrative Services, LLC and its successors and assigns (hereinafter, the Company"). The Employee and the Company are sometimes collectively referred to as the "Parties".

1.

The Employee's employment with the Company is terminated effective the __ day of __________, ____, (hereinafter "Termination Date"). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee's employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to the Employee.

2.

The Company agrees to provide the Employee the severance benefits provided for in his/her Employment Agreement with the Company, after he/she executes this Release and the Release becomes effective pursuant to its terms.

3.

Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his/her employment with, or resignation from, the Company, provided, however, that nothing contained in this Section 3 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 9 herein.  Employee acknowledges that he / she has been paid all salary, bonuses, and other compensation and reimbursable expenses due him / her from the Company. Employee further represents that he / she has advised the Company's General Counsel or Compliance Officer of any potential violation of law, regulation, contractual obligation or Company policy, by the Company or any entity acting for the Company, of which he / she is aware.  In consideration of the benefits described in Section 2, for Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers"), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee and his/her Releasers now have or have ever had against the Released Parties, whether known or unknown, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Americans with Disabilities

Act, Title VII of the Civil Rights Act of 1964 as amended, the discrimination or other employment laws of the Commonwealth of Pennsylvania; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to any unemployment compensation claim Employee may have, (c) involve rights to receive vested benefits to which Employee is entitled as of the Termination Date under any qualified or nonqualified employee benefit plans and arrangements of the Company, or (d) relate to claims for indemnification as provided under applicable law, any applicable insurance policies, e.g., directors and officers insurance, the Articles of Incorporation or By-Laws of the Company or any affiliate of the Company, or any applicable policy statements or indemnification agreements by or with the Company or any affiliate of the Company.

4.

The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement. This release covers any claims, whether the facts or circumstances giving rise to them are currently known or unknown. This Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve the following: (i) a failure to deal fairly with the Company or its shareholders in connection with a matter in which Employee has a conflict of interest; (ii) a violation of criminal law, unless Employee has reasonable cause to believe that his/her conduct was lawful; or (iii) willful misconduct or gross negligence by Employee; or (iv) post-termination obligations owed by him/her to the Company under the Employment Agreement date February 2, 2015 between the Company and the Employee. The Company will indemnify Employee for reasonable attorneys' fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.

5.

Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis, except as required by law.

6.

Employee agrees not to make any derogatory statement with regard to the performance, character, or reputation of the Company, its personnel or employees, officers, owners, or attorneys and any and all related entities, or assert that any current or former employee, agent, director or officer of same has acted improperly or unlawfully with respect to Employee.  Employee acknowledges that during his/her employment with Employer he/she was one of Employer’s highest level executives.  Employee further acknowledges that he/she participated in and was privy to attorney-client communications and other privileged matters.  In addition to his/her post-termination non-disclosure obligations, Employee further agrees that he/she will also keep all such communications and matters confidential.  Employee agrees that he/she will not provide information or testimony about any information he/she gained through his/her employment with Employer unless requested by Employer or unless Employee receives an enforceable subpoena compelling his/her testimony.  Employee agrees to promptly notify Company of the receipt of any such subpoena.  Employee also agrees not to communicate in any manner with the press (including, without limitation, internet, television, radio, magazine, and newspaper) without the express written consent of the Company, regarding the Company and its business activities.

7.

Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

8.

If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of Pennsylvania, without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of Pennsylvania for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

9.

In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder.  The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 9 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 9 only and that, if he/she chooses not to so revoke, the Release in this Section 9 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company, either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.

10.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS   CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE RELEASED PARTIES TO THE EXTENT SET FORTH HEREIN.

11.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

ACCEPTED AND AGREED TO:

__________________________________________________

Genesis Administrative Services, LLCPaul Bach

Dated: _______________________  Dated:________________________